FOR IMMEDIATE RELEASE
                                                      Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                                 (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS FIRST QUARTER RESULTS


         May 4, 2005 - Genesis Energy, L.P. (AMEX:GEL) announced today that net income for the first quarter of 2005 was $2,770,000, or $0.29 per unit. This compares to a loss in the 2004 period of $1,005,000, or $0.11 per unit.

         Mark Gorman, President and CEO said "Results for the first quarter of 2005 benefited from the increased segment margin resulting from operations related to pipeline construction projects placed in service and acquisitions completed in late 2004 and during the first quarter of 2005, as well as the sale of idle assets. We generated Available Cash before Reserves, a non-GAAP measure, of $3.2 million or $0.34 per unit, which exceeded our distribution of $1.4 million or $0.15 per unit for the first quarter of 2005."

         "Our pipeline transportation and CO2 wholesale distribution segments performed very well in the first quarter of 2005. We continue to take steps to improve the results from our crude oil gathering and marketing segment, but higher field costs and volatility in marketing margins continue to present challenges. During the first quarter we sold idle assets, resulting in a gain of $0.7 million. Additionally, our general and administrative expenses were reduced in the first quarter primarily due to a non-cash credit related to our employee stock appreciation rights program of $1.3 million."

         "Since the end of the first quarter of 2005, we acquired a 50% interest in a syngas manufacturing facility, which produces syngas (a combination of carbon monoxide and hydrogen) and high pressure steam. We expect this acquisition to be accretive to earnings and Available Cash before Reserves in future periods."

         Financial Results

         Genesis generated income for the first quarter of 2005 of $2.8 million, or $0.29 per unit, compared to a loss for the first quarter of 2004 of $1.0 million, or $0.11 per unit. The 2005 income included income from continuing operations of $2.5 million, or $0.26 per unit, and income from discontinued operations of $0.3 million, or $0.03 per unit. The 2004 loss included a loss from continuing operations of $0.8 million, or $0.09 per unit and a loss from discontinued operations of $0.2 million, or $0.02 per unit.

        The following table presents certain selected financial information by segment for the first quarter reporting periods for continuing operations:

                             Crude Oil
                           Gathering and    Pipeline        CO2
                             Marketing    Transportation  Marketing  Total
                                          (in thousands)


Three Months Ended
March 31, 2005
  Revenues:
  External customers           $247,008       $6,633        $2,280     $255,921
  Intersegment                        -          679             -          679
                              ----------     -------      ---------   ---------
  Total revenues of
  reportable segments          $247,008       $7,312        $2,280     $256,600
                              =========       ======        =======    ========
  Segment margin excluding
    depreciation and
    amortization (a)           $    888       $2,443        $1,525     $  4,856
  Capital expenditures         $     22       $3,676        $    -     $  3,698
  Maintenance capital
    expenditures               $     22       $  489        $    -     $    511

Three Months Ended
March 31, 2004
  Revenues:
  External customers           $192,996       $3,263        $1,831     $198,090
  Intersegment                        -          822             -          822
                               ---------      -------       -------    --------
  Total revenues of
  reportable segments          $192,996       $4,085        $1,831     $198,912
                               ========       ======        ======     ========
  Segment margin excluding
    depreciation and
    amortization (a)           $  1,006       $1,853        $1,240     $  4,099
  Capital expenditures         $     51       $  349        $    -     $    400
  Maintenance capital
    expenditures               $     51       $  104        $    -     $    155

(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing activities was $0.9 million for the 2005 first quarter, a decrease of $0.1 million from 2004 levels. The primary factor decreasing segment margin between the two periods was increased field operating costs. Increases in fuel costs as well as personnel costs could not all be passed through to producers due to competition

        Pipeline transportation segment margin from continuing operations was $2.4 million for first quarter of 2005 as compared to $1.9 million for the 2004 period. Higher crude oil prices resulted in greater revenues from the sale of crude oil from volumetric gains. Additionally, the 2005 quarter included segment margin from the CO2 pipeline segment constructed in 2004 and from natural gas gathering pipelines acquired during the first quarter of 2005.

        Segment margin from CO2 wholesale distribution activities in the 2004 period was $1.5 million as compared to $1.2 million for 2004. The additional volumetric production payment acquired in the third quarter of 2004 provided most of this margin increase.

        General and administrative expenses decreased by $2.4 million during the 2005 first quarter as compared to the 2004 period, principally due to an accrual related to the Partnership's stock appreciation rights plan. In the 2004 period, our unit market price increased requiring us to record a charge of $1.1 million. In 2005, the decrease in our unit price resulted in a credit to general and administrative expenses of $1.3 million.

         In the 2005 first quarter, we disposed of idle assets for $1.3 million, generating $0.7 million of gain. The assets sold included pipelines that had been idle in 2002 and 2003. $0.3 million of this gain is reflected as discontinued operations.

         Interest costs were $0.2 million higher in the 2005 first quarter than the 2004 period, due to higher debt balances and increased market interest rates.

         Genesis paid a distribution of $0.15 per unit for the fourth quarter of 2004 in February 2005, and announced payment of a distribution of $0.15 per unit for the first quarter of 2005 in May 2005. Genesis generated Available Cash before Reserves (a non-GAAP measure) during the first quarter of 2005 of $3.2 million and net cash flow provided by operations of $2.5 million. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash before Reserves

         Several adjustments to net income are required to calculate Available Cash before Reserves. The calculation of Available Cash before Reserves for the quarter ended March 31, 2005 is as follows:

           Net income                                         $       2,770,000
           Depreciation and amortization expense                      1,526,000
           Cash in excess of gain on asset sales                        666,000
           Non-cash credit for incentive compensation
                plan and other non-cash items                        (1,250,000)
           Maintenance capital expenditures                            (511,000)
                                                               -----------------
           Available Cash before reserves                     $       3,201,000
                                                              =================

         Available Cash before Reserves (a non-GAAP liquidity measure) has been reconciled to net cash flow provided by operating activities (the GAAP measure) for the three months ended March 31, 2005 in the financial tables below.

         Outlook

         Genesis expects pipeline segment margin from continuing operations for 2005 to be approximately the same as in 2004. Segment margin from the CO2 marketing operation in 2005 is expected to be greater than the 2004 amount due to the acquisition of an additional volumetric production payment in September of 2004. Genesis expects general and administrative expenses to be lower in 2005 than in 2004 primarily due to incurring the initial costs of complying with the Sarbanes Oxley Act during 2004. Genesis expects 2005 projected maintenance capital expenditures to be more than twice as much as the amounts expended during 2004 due primarily to pipeline integrity management program expenditures on the Mississippi Pipeline System.

        Genesis' earnings are likely to be impacted in future periods from volatility in its unit price and the effect of that volatility on the accounting for the stock appreciation rights plan. This non-cash expense is not expected to have an adverse impact on the Partnership's ability to make or increase distributions to its Unitholders.

         Based on the foregoing, Genesis expects to be able to sustain its regular quarterly distribution of $0.15 per unit during 2005. Our ability to increase distributions during 2005 will depend in part on our success in developing and executing capital projects and making accretive acquisitions, the results of our integrity management program testing, and our ability to generate sustained improvements in the gathering and marketing segment.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Wednesday, May 4, 2005, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com by choosing the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                               (tables to follow)

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                              Three Months Ended           Three Months Ended
                                                                March 31, 2005               March 31, 2004
                                                                --------------               --------------
Revenues                                                        $      256,600                $      198,912
Cost of sales                                                          251,744                       194,813
General & administrative expenses                                          858                         3,164
Depreciation and amortization expense                                    1,526                         1,547
Gains from disposals of surplus assets                                    (371)                            -
                                                                ---------------               --------------
    OPERATING INCOME (LOSS)                                              2,843                         (612)
Interest and other, net                                                   (355)                        (170)
                                                                --------------                --------------
Income (loss) from Continuing Operations                                 2,488                         (782)
Income (loss) from Discontinued Operations                                 282                         (223)
                                                                --------------                --------------
NET INCOME (LOSS)                                               $        2,770                $      (1,005)
                                                                ==============                ==============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                       $         0.26                 $      (0.09)
    Discontinued Operations                                               0.03                        (0.02)
                                                                --------------                --------------
Net income (loss) Per Common Unit - Basic and Diluted
                                                                $         0.29                 $      (0.11)


Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      41,969                        48,409
Total gathering and marketing barrels per day                           58,346                        60,591
Crude oil pipeline barrels per day                                      60,821                        68,583
CO2 marketing Mcf per day                                               47,808                        39,173

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)

                                                                March 31, 2005              December 31, 2004
                                                                --------------              -----------------
ASSETS
Cash                                                            $        3,131                $       2,078
Accounts receivable                                                     90,492                       69,321
Inventories                                                              1,797                        1,866
Other current assets                                                     3,842                        4,131
                                                                --------------                -------------
     Total Current Assets                                               99,262                       77,396
Net property                                                            33,525                       33,786
CO2 contracts                                                           25,708                       26,344
Other assets                                                             8,162                        5,628
                                                                --------------                -------------
     Total Assets                                               $      166,657                $     143,154



LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       95,250                $      75,415
Accrued liabilities                                                      6,651                        6,523
                                                                --------------                -------------
     Total Current Liabilities                                         101,901                       81,938
Long-term debt and other liabilities                                    17,656                       15,460
Minority interest                                                          517                          517
Partners' capital                                                       46,583                       45,239
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      166,657                $     143,154
                                                                ==============                =============

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)

                                                              Three Months Ended           Three Months Ended
                                                                March 31, 2005               March 31, 2004
                                                                --------------               --------------
Net income (loss)                                               $        2,770                $      (1,005)
Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
   Depreciation and amortization                                         1,526                        1,547
   Amortization of credit facility issuance costs                           93                           93
   Amortization of unearned income                                        (177)                           -
   Cash received from direct financing leases                              297                            -
   Change in fair value of derivatives                                       9                            -
   Gains on asset disposals                                               (653)                           -
   Other non-cash items                                                 (1,329)                       1,104
   Changes to components of working capital                                  3                       (5,342)
                                                                --------------                --------------
Net cash provided by (used in) operating activities                      2,539                       (3,603)
                                                                --------------                --------------

Additions to property and equipment                                     (3,597)                        (400)
Proceeds from sales of assets                                            1,319                            -
Other, net                                                                (546)                           -
                                                                ---------------               -------------
Net cash used in investing activities                                   (2,824)                        (400)
                                                                --------------                -------------

Net borrowings of debt                                                   2,200                        2,900
Distributions to partners                                               (1,426)                      (1,426)
Other, net                                                                 564                            -
                                                                --------------                -------------
Net cash provided by financing activities                                1,338                        1,474
                                                                --------------                -------------

Net increase (decrease) in cash and cash equivalents                     1,053                       (2,529)
Cash and cash equivalents at beginning of period                         2,078                        2,869
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        3,131                $         340
                                                                ==============                =============

                              Genesis Energy, L.P.
                                 Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS

                                                              Three Months Ended           Three Months Ended
                                                                March 31, 2005               March 31, 2004
                                                                --------------               --------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization         $         4,856               $        4,099
General & administrative expenses                                         (858)                      (3,164)
Depreciation and amortization expense                                   (1,526)                      (1,547)
Gains from disposals of surplus assets                                     371                            -
                                                                --------------                -------------
    Operating income (loss) from continuing operations          $        2,843                $        (612)
                                                                ==============                ==============



                GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

                                                                                           Three Months Ended
                                                                                             March 31, 2005
                                                                                              (in thousands)
Net cash flow provided by operating activities (GAAP measure)                                 $       2,539
Adjustments to reconcile net cash flow provided by operating activities to
        Available Cash before reserves:
   Maintenance capital expenditures                                                                    (511)
   Proceeds from asset sales                                                                          1,319
   Amortization of credit facility issuance costs                                                       (93)
   Cash effects of stock appreciation rights plan                                                       (50)
    Net effect of changes in operating accounts not included in calculation of
        Available Cash before reserves                                                                   (3)
                                                                                              --------------
Available Cash before reserves (non-GAAP measure)                                             $        3,201
                                                                                              ==============

         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

         We define segment margin as revenues less costs of sales and operating expenses. This measure is exclusive of depreciation and amortization, general and administrative expenses, any gains or losses on asset disposals. It also excludes the effects of any adjustments for the effects of derivative accounting, minority interests and the cumulative effect of any accounting changes.

         Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.